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                                                                    Exhibit 99.1

[LOGO]

FOR IMMEDIATE RELEASE              CONTACT:  Media Inquiries:
May 9, 2003                                  Tom Burlington
                                             Manager, Corporate
                                             Communication
                                             (717) 396-5220

                                             Investor Inquiries:
                                             Karen Wallace
                                             Assistant Treasurer
                                             Investor Relations
                                             (717) 396-6144

                  ARMSTRONG REPORTS FIRST QUARTER 2003 RESULTS

LANCASTER, PA May 9, 2003 -- Armstrong Holdings, Inc. (OTCBB: ACKHQ) today reported first quarter 2003 net sales of $774.9 million that were about 3.6 percent higher than first quarter net sales of $748.0 million in 2002. Excluding the effects of favorable foreign exchange rates of $35.3 million, consolidated net sales decreased by 1.1%. Wood Flooring sales increased while all other segment sales were lower, after adjusting for the benefits of a weaker U.S. dollar, primarily due to lower sales volumes.

     First quarter 2003 operating income of $11.3 million compared to income of $40.5 million in the first quarter of 2002. The net effect of exchange rates on operating income was $0.4 million. The decline in operating income was primarily due to lower net sales, excluding the effect of foreign exchange rates, and from higher raw material costs, particularly lumber, natural gas and oil-based materials. In addition, there was a $6.4 million decrease in the U.S. pension credit in the first quarter of 2003 as compared to the prior year. The prior year results also benefited by $5.3 million from changes in long-term disability benefit policies for certain employees. A restructuring charge of $3.2 million was recorded in the first quarter of 2003 as part of the restructuring plan to consolidate certain functions in the European Textiles and Sports Flooring and Resilient Flooring segments, compared to a $0.5 million restructuring charge in 2002 in the Textiles and Sports Flooring segment.

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     More details on the Company's performance can be found in its Form 10-Q, filed with the SEC today. References to performance excluding the effects of foreign exchange are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts.

Segment Highlights

     Resilient Flooring net sales were $286.7 million in the first quarter of 2003 and $281.3 million in the first quarter of 2002. This 1.9% increase primarily resulted from favorable foreign exchange rates. Operating income of $17.6 million in the quarter compared to operating income in the first quarter of 2002 of $18.8 million. This decrease was primarily due to higher raw material costs, lower volume and a 2002 benefit of $3.1 million related to changes in long-term disability benefit policies for certain employees. Additionally, 2003 included $0.9 million of restructuring charges.

     Wood Flooring net sales of $167.2 million in the first quarter of 2003 increased 3.9% from $160.9 million in the prior year. This increase was primarily driven by increased volume and by an improved mix of products. Operating income of $2.2 million in the first quarter of 2003 compared to $8.7 million in the first quarter of 2002. The decline in operating income was primarily attributable to increases in lumber costs.

     Textiles and Sports Flooring net sales in the first quarter of 2003 increased to $62.0 million from $54.0 million. Excluding the effects of favorable foreign exchange rates of $12.3 million, sales were down 6.5% due to weak European markets. An operating loss of $6.0 million in 2003 compared to an operating loss in 2002 of $1.9 million. The 2003 results included restructuring charges of $2.3 million, as compared to restructuring charges in 2002 of $0.5 million.

     Building Products net sales of $207.1 million in the first quarter of 2003 increased from $195.5 million in the prior year. Excluding the effects of favorable foreign exchange rates of $12.6 million, sales would have decreased by 0.5%, primarily due to lower sales volume in the U.S. and European commercial markets, partially offset by gains in the emerging markets of Eastern Europe. Operating income decreased to $17.8 million from operating income of $22.7 million in the first quarter of 2002. This decrease resulted from increases in natural gas costs, higher administrative expenses, and a 2002 benefit of $1.2 million related to changes in long-term disability benefit policies for certain employees.

     Cabinets net sales in the first quarter of 2003 of $51.9 million decreased from $56.3 million in 2002. An operating loss of $3.6 million in 2003 compared to operating income of $3.2

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million in the prior year. The operating loss was primarily due to the negative effects of lower volume, increases in raw material costs and inventory obsolescence.

     Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2002, Armstrong's net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong has 50 plants in 15 countries and approximately 16,500 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

     These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.'s ("AWI") Chapter 11 case; our ability to maintain financial liquidity; AWI's asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets and improved efficiencies in the European flooring market; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI's most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

                                      # # #

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                              FINANCIAL HIGHLIGHTS
                   Armstrong Holdings, Inc., and Subsidiaries
               (amounts in millions, except for per-share amounts)

                                                                                                   Three Months Ended
                                                                                                       March 31,
                                                                                                 2003              2002
                                                                                             --------------    -------------
Net sales                                                                                     $  774.9           $ 748.0
Cost of goods sold                                                                               608.4             553.8
Selling, general and administrative expenses                                                     157.3             158.6
Restructuring and reorganization charges, net                                                      3.2               0.5
Equity (earnings) from affiliates, net                                                            (5.3)             (5.4)
                                                                                             --------------    -------------
Operating income                                                                                  11.3              40.5

Interest expense (unrecorded contractual interest of $24.7 and $24.7)                              2.8               3.5
Other non-operating expense                                                                        1.3               0.7
Other non-operating (income)                                                                      (0.8)             (1.2)
Chapter 11 reorganization costs, net                                                               4.0               6.2
                                                                                             --------------    -------------
Earnings before income taxes and cumulative effect of a change
  in accounting principle                                                                          4.0              31.3
Income tax expense                                                                                 2.1               9.4
                                                                                             --------------    -------------
Earnings before cumulative effect of a change in accounting principle                              1.9              21.9
Cumulative effect of a change in accounting principle, net of tax of $2.2                            -            (593.8)
                                                                                             --------------    -------------

                                                                                              $    1.9           $(571.9)
Net earnings (loss)                                                                          ==============    =============

Earnings per share of common stock, before cumulative effect of a change in
  accounting principle:                                                                       $   0.05           $  0.54
   Basic                                                                                      $   0.05           $  0.54
   Diluted

Loss per share of common stock, cumulative effect of a change in accounting principle:
   Basic                                                                                      $      -           $(14.66)
   Diluted                                                                                    $      -           $(14.66)

Net earnings (loss) per share of common stock:
   Basic                                                                                      $   0.05           $(14.12)
   Diluted                                                                                    $   0.05           $(14.12)

Average number of common shares outstanding:
   Basic                                                                                          40.5              40.5
   Diluted                                                                                        40.7              40.7

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                                 SEGMENT RESULTS
                   Armstrong Holdings, Inc., and Subsidiaries
                              (amounts in millions)

                                               Three Months Ended
                                                    March 31,
Continuing Operations                         2003             2002
---------------------                     ------------     ------------
Net trade sales:
----------------
Resilient Flooring                         $  286.7          $  281.3
Wood Flooring                                 167.2             160.9
Textiles and Sports Flooring                   62.0              54.0
Building Products                             207.1             195.5
Cabinets                                       51.9              56.3
                                           --------          --------
  Total Net Sales                          $  774.9          $  748.0
                                           ========          ========

Operating income (loss):
------------------------
Resilient Flooring                         $   17.6          $   18.8
Wood Flooring                                   2.2               8.7
Textiles and Sports Flooring                   (6.0)             (1.9)
Building Products                              17.8              22.7
Cabinets                                       (3.6)              3.2
All Other                                       0.4               0.6
Unallocated Corporate (expense)               (17.1)            (11.6)
                                           --------          --------
  Total Operating Income                   $   11.3          $   40.5
                                           ========          ========

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              Selected Balance Sheet Information
                    (amounts in millions)

                                                      March 31,    December 31,
                                                        2003           2002
                                                   ------------    ------------
Assets:
-------
Current assets                                     $  1,259.0      $  1,255.9
Property, plant and equipment, net                    1,297.9         1,303.7
Other noncurrent assets                               1,951.9         1,945.2
                                                   ----------      ----------
Total assets                                       $  4,508.8      $  4,504.8
                                                   ==========      ==========

Liabilities and shareholders' equity:
-------------------------------------
Current liabilities                                $    390.2      $    404.3
Liabilities subject to compromise                     4,861.8         4,861.1
Other noncurrent liabilities                            594.6           586.1
Shareholders' deficit                                (1,337.8)       (1,346.7)
                                                   ----------      ----------
Total liabilities and shareholders' equity         $  4,508.8      $  4,504.8
                                                   ==========      ==========


                         Selected Cash Flow Information
                             (amounts in millions)

                                                          Three Months Ended
                                                              March 31,
                                                          2002           2001
                                                      -----------    -----------
Net (loss) earnings                                     $    1.9      $ (571.9)
Cumulative effect of a change in accounting
  principles, net                                             --         593.8
Other adjustments to reconcile net earnings (loss)
  to net cash used for operating activities                 29.9          28.3
Changes in operating assets and liabilities, net           (85.6)        (52.8)
                                                        --------      --------
Net cash used for operating activities                     (53.8)         (2.6)
Net cash used for investing activities                     (16.9)        (15.2)
Net cash (used for) provided by financing activities        (5.7)          2.5
Effect of exchange rate changes on cash and cash
  equivalents                                                1.1          (0.4)
                                                        --------      --------
Net increase in cash and cash equivalents                  (75.3)        (15.7)
Cash and cash equivalents, beginning of year               380.0         277.4
                                                        --------      --------
Cash and cash equivalents, end of period                $  304.7      $  261.7
                                                        ========      ========